UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016 (February 25, 2016)

ENGILITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35487	45-3854852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 Centerview Drive Chantilly, Virginia	20151
(Address of principal executive offices)	(Zip Code)
(703) 708-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Engility Holdings, Inc. 2016 Long Term Incentive Plan

On February 25, 2016, a subcommittee of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Engility Holdings, Inc., a Delaware corporation (the “Company”), approved the grant of performance unit awards (“PUAs”) and restricted stock units (“RSUs”) to the following executive officers of the Company pursuant to the Company’s 2016 Long Term Incentive Plan (“2016 LTIP”), which is a sub-plan under the Company’s Amended and Restated 2012 Long Term Performance Plan (the “2012 LTPP”), subject to shareholder approval of an increase in available shares under the 2012 LTPP at our 2016 annual meeting. The 2016 LTIP is intended to encourage and reward superior long-term performance from the Company’s executive officers and select members of senior management (the “LTIP Participants”). Under the terms of the 2016 LTIP, LTIP Participants will receive a grant of PUAs and RSUs based on a percentage of their 2016 base salary and calculated on the date of grant.

Name	Position	Target LTIP equity grant (as a percentage of base salary)(1)
John P. Hynes, Jr.	President and Chief Operating Officer(2)	150%
Wayne M. Rehberger	Senior Vice President and Chief Financial Officer	125%
Thomas O. Miiller	Senior Vice President, General Counsel and Corporate Secretary	100%

(1)
As discussed below, the number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), ultimately deliverable to LTIP Participants will vary based on the Company’s performance for a three-year period against the two metrics under the PUAs.

(2)	Mr. Hynes was promoted to President and Chief Operating Officer effective February 29, 2016. He was formerly the Executive Vice President and Chief Operating Officer.

60% of the grant will be in the form of PUAs and 40% of the grant will be in the form of RSUs. Awards granted under the 2016 LTIP may either settle in Common Stock or cash, at the discretion of the Committee.

Restricted Stock Units

The RSUs vest over a term of three years from the date of grant, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The underlying shares of Common Stock will be delivered to the LTIP Participants as soon as practicable after the applicable vesting date.

Performance Unit Awards

The PUAs under the 2016 LTIP generally cliff vest after three years based on the Company’s performance at the end of a three year performance period beginning January 1, 2016 (the “Performance Period”). The number of shares of Common Stock that are ultimately vested and delivered to LTIP Participants in respect of these PUAs will vary depending on the Company’s performance against the following two metrics, each of which are weighted equally:

•
2018 Revenue. The first metric measures the Company’s revenue during the last year of the Performance Period, as adjusted for any Board-approved acquisitions or dispositions (“Revenue Performance Units”).

•	Adjusted Operating Cash Flows. The second metric measures the sum of the Company’s adjusted cash flows from operations over the Performance Period (“Cash Flows Performance Units”).

Following the end of the Performance Period, the Committee will determine whether and the extent to which each of the Revenue Performance Units and Cash Flows Performance Units will have become eligible to vest and settle in accordance with the applicable targets corresponding to 200%, 100% or 50% of the target Revenue Performance Units and Cash Flows Performance Units, respectively. Vesting related to performance between the targets will be determined based on straight line interpolation between the applicable payout percentages described above.

2016 Executive Annual Incentive Compensation Plan

On February 25, 2016, a subcommittee of the Committee also approved the Company’s 2016 Executive Annual Incentive Compensation Plan (“2016 AICP”) for certain of the Company’s executive officers (collectively, the “AICP Participants”). The cash bonuses payable under the 2016 AICP will be made pursuant to the Company’s Amended and Restated 2012 Cash Incentive Plan.
Subject to the achievement of a threshold earnings before interest and taxes (“EBIT”) target, each AICP Participant will be eligible for a cash bonus based on the Company’s performance against two financial measures for fiscal year 2016: adjusted EBITDA, weighted at 50% (“adjusted EBITDA”), and revenue calculated in accordance with generally accepted accounting principles in the United States, weighted at 50% (“GAAP Revenue,” and together with adjusted EBITDA, the “AICP Targets”).
The cash bonuses payable under the 2016 AICP will be calculated in accordance with the table below:

Name	Minimum(1)	Target(1)	Maximum(1)
John P. Hynes, Jr.	0%	100%	200%
Wayne M. Rehberger	0%	100%	200%
Thomas O. Miiller	0%	100%	200%

(1)
Based on the target bonus for 2016 as determined by the Committee, which target bonus amount for Messrs. Hynes, Rehberger and Miiller equals 100%, 100%, and 60%, respectively, of such AICP Participant’s 2016 base salary, excluding adjustment for personal performance.

The AICP Targets are subject to an over/underachievement scale providing for potential payouts of 50%, 100% or 200% of the target bonus based on specified minimum, target and maximum values of adjusted EBITDA and GAAP Revenue, respectively. In addition, there is no payout under the 2016 AICP if the threshold adjusted EBIT target is not achieved.

The bonus amount payable to each AICP Participant as set forth above is subject to modification, upwards or downwards, at the Committee’s sole discretion, based on the AICP Participant’s personal performance for 2016, including relative to such AICP Participant’s 2016 personal objectives. The Committee is authorized to exercise its discretion to decrease award payouts to avoid unwarranted windfalls or based on such other factors that it deems appropriate.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

March 2, 2016	By:	/s/ Thomas O. Miiller
Date	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General Counsel and Corporate Secretary